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                     November 17, 2021

       Patrick Keenan
       Chief Financial Officer
       PolyMet Mining Corp.
       444 Cedar Street
       Suite 2060
       St. Paul, Minnesota 55101

                                                        Re: PolyMet Mining
Corp.
                                                            Form 40-F for the
Year Ended December 31, 2020
                                                            Filed March 18,
2021
                                                            Form 40-F/A for the
Year Ended December 31, 2020
                                                            Filed November 17,
2021
                                                            File No. 001-32929

       Dear Mr. Keenan:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation